NEWS RELEASE

TimkenSteel Announces Second Quarter of 2019 Results

CANTON, Ohio: August 1, 2019 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported 2019 second quarter net sales of $336.7 million and a net loss of $4.4 million or minus $0.10 per diluted share. In the same quarter last year, net sales were $413.5 million with net income of $8.4 million or $0.19 per diluted share. Adjusted EBITDA(1) for the second quarter of 2019 was $27.5 million, a decrease of $3.4 million over the same quarter last year.

“Despite demand weakness in certain end markets, we continue to focus on expanding market share in our key markets while maintaining price and improving product mix,” said Tim Timken, chairman, CEO and president. “During the quarter we continued to execute our profitability improvement plan which included cost reductions and restructuring in our technical and commercial organizations to further drive innovation and focus on our key growth areas such as value-added components, energy products and government business.”
SECOND QUARTER OF 2019 FINANCIAL SUMMARY
Second quarter net sales decreased $77 million or 19 percent compared with prior year.

•	Ship tons were 248,100, a decrease of 20 percent from the second quarter of 2018. The decrease was due primarily to lower shipments in the industrial and oil country tubular goods (OCTG) end markets.

•
The decline in net sales compared with the prior-year period is due to lower volume as well as lower surcharges of approximately $26 million. Surcharge revenue represented a 25 percent decrease from the prior-year period.

•	Decreases were partially offset by favorable price and mix, as the company realized the benefit of prior period price increases and a focused strategy to sell its higher value products.

Second quarter of 2019 Adjusted EBITDA(1) decreased to $27.5 million compared with $30.9 million for the same period a year ago.

•	Improvements in pricing combined with lower OCTG billet volume drove an increase of approximately $13 million in price and mix.

•
When compared with the prior year, manufacturing costs were a headwind, driven by lower production levels resulting in approximately $20 million of unfavorable fixed cost leverage, coupled with planned annual maintenance costs of approximately $4 million. Planned maintenance was done in the third quarter of last year. The overall decrease was partially offset by lower variable compensation expense.

•	Raw material spread was driven largely by the timing of a declining No. 1 busheling scrap index, compared with a rising No. 1 busheling scrap index last year.

•	LIFO was a benefit of approximately $11 million compared with a cost of approximately $6 million for the same period a year ago.

•	SG&A was favorable from lower variable compensation expense and the benefit of cost reduction actions.

(1) Please see discussion of non-GAAP financial measures in this news release.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Investor Contact & Media: Jennifer Beeman
P 330.471.7000
ir@timkensteel.com

PROFITABILITY IMPROVEMENT PLAN UPDATE

•	The company continues to execute profitability improvement actions aggressively, with a focus on cost savings, improved efficiency, better resource allocation and growth in targeted markets.

•
Recent restructuring actions were implemented to enhance profitability. This resulted in the elimination of approximately 55 salaried positions which is expected to generate savings of approximately $2 million in 2019 and annual savings of approximately $7 million beginning in 2020.

•	The company raised its profitability improvement target to approximately $60 million on an annualized basis, with approximately $35 million expected to be realized in 2019.
THIRD QUARTER OF 2019 OUTLOOK

•	Shipments are expected to be 10 percent below the second quarter of 2019.

•	Net loss is projected to be between $17 million and $27 million.

•	EBITDA(1) is projected to be between ($5) million and $5 million.

•
Aligning production with demand will result in a decline in planned production levels in the third-quarter 2019 to 47 percent melt utilization from 57 percent utilization last quarter. This lower level of production, combined with the second half of planned annual maintenance of approximately $6 million dollars, will have a negative impact on fixed cost leverage and profitability during the third quarter.

•	LIFO is projected to be a benefit of approximately $6 million.

•	2019 capital spending is projected to be approximately $50 million.

TIMKENSTEEL EARNINGS CALL INFORMATION
The company will host a conference call at 10 a.m. ET on Friday, August 2, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

Conference Call	Friday, August 2, 2019 10 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 3678588
Conference Call Replay	Replay dial-in available through August 9, 2019 800-585-8367 or 416-621-4642 Replay passcode: 3678588
About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made its steel in America for more than 100 years. In 2018, the company posted sales of $1.6 billion and also achieved its safest year on record. Follow us on Twitter @TimkenSteel and on Instagram.
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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: Adjusted earnings per share, Adjusted net income (loss), EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the

NEWS RELEASE - Page 3

company’s control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per share data) (Unaudited)	2019	2018	2019	2018
Net sales	$336.7	$413.5	$707.7	$794.3
Cost of products sold	311.3	381.4	653.2	741.1
Gross Profit	25.4	32.1	54.5	53.2
Selling, general & administrative expenses (SG&A)	20.2	24.9	43.5	49.6
Restructuring charges	3.6	—	3.6	—
Impairments	1.8	0.9	1.8	0.9
Other income (expense), net	0.2	6.2	2.9	12.6
Earnings Before Interest and Taxes (EBIT) (1)	—	12.5	8.5	15.3
Interest expense	4.2	3.9	8.4	8.5
Income (Loss) Before Income Taxes	(4.2)	8.6	0.1	6.8
Provision for income taxes	0.2	0.2	0.3	0.3
Net Income (Loss)	$(4.4)	$8.4	$(0.2)	$6.5

Net Income (Loss) per Common Share:
Basic loss per share	$(0.10)	$0.19	$—	$0.15
Diluted loss per share (2)	$(0.10)	$0.19	$—	$0.14

Weighted average shares outstanding - basic	44.8	44.6	44.7	44.5
Weighted average shares outstanding - diluted	44.8	45.2	44.7	45.2

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2019 because the effect of their inclusion would have been anti-dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2019 and 2018 because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$20.9	$21.6
Accounts receivable, net of allowances	146.4	163.4
Inventories, net	304.8	296.8
Deferred charges and prepaid expenses	2.6	3.5
Other current assets	7.6	6.1
Total Current Assets	482.3	491.4

Property, Plant and Equipment, net	649.7	674.4
Operating lease right-of-use assets	14.5	—
Pension assets	13.0	10.5
Intangible assets, net	17.4	17.8
Other non-current assets	2.7	3.5
Total Assets	$1,179.6	$1,197.6

LIABILITIES
Accounts payable	$110.3	$160.6
Salaries, wages and benefits	15.5	36.8
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	5.7	—
Other current liabilities	20.5	20.4
Total Current Liabilities	155.0	220.8

Convertible notes, net	76.3	74.1
Other long-term debt	145.0	115.0
Non-current operating lease liabilities	8.8	—
Accrued pension and postretirement costs	176.0	240.0
Deferred income taxes	0.6	0.8
Other non-current liabilities	10.6	11.7
Total Liabilities	572.3	662.4
SHAREHOLDERS' EQUITY
Additional paid-in capital	841.4	846.3
Retained deficit	(269.4)	(269.2)
Treasury shares	(25.1)	(33.0)
Accumulated other comprehensive loss	60.4	(8.9)
Total Shareholders' Equity	607.3	535.2
Total Liabilities and Shareholders' Equity	$1,179.6	$1,197.6

Table Page 2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating Activities
Net income (loss)	$(4.4)	$8.4	$(0.2)	$6.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17.9	18.4	35.7	36.9
Amortization of deferred financing fees and debt discount	1.2	1.2	2.5	3.0
Impairment charges and loss on sale or disposal of assets	1.8	0.9	1.8	0.9
Deferred income taxes	—	—	(0.2)	(0.3)
Stock-based compensation expense	1.6	1.5	3.8	3.7
Pension and postretirement expense (benefit), net	4.6	(1.5)	6.4	(2.9)
Pension and postretirement contributions and payments	(1.1)	(10.4)	(3.5)	(12.9)
Changes in operating assets and liabilities:
Accounts receivable, net	4.9	7.5	17.0	(23.8)
Inventories, net	19.5	(41.7)	(8.0)	(70.5)
Accounts payable	(19.6)	6.8	(50.3)	42.5
Other accrued expenses	(10.9)	0.3	(22.3)	(12.9)
Deferred charges and prepaid expenses	0.8	1.2	0.9	1.6
Other, net	(0.3)	(3.3)	(1.2)	(1.9)
Net Cash Provided (Used) by Operating Activities	16.0	(10.7)	(17.6)	(30.1)
Investing Activities
Capital expenditures	(7.9)	(6.8)	(12.3)	(9.0)
Proceeds from disposals of property, plant and equipment	—	1.0	—	1.0
Net Cash Used by Investing Activities	(7.9)	(5.8)	(12.3)	(8.0)
Financing Activities
Proceeds from exercise of stock options	—	0.1	0.2	0.2
Shares surrendered for employee taxes on stock compensation	—	—	(1.0)	(0.7)
Revenue Refunding Bonds repayment	—	—	—	(30.2)
Repayments on credit agreements	(5.0)	(5.0)	(10.0)	(70.0)
Borrowings on credit agreements	10.0	25.0	40.0	155.0
Debt issuance costs	—	—	—	(1.7)
Net Cash Provided by Financing Activities	5.0	20.1	29.2	52.6
Increase (Decrease) In Cash and Cash Equivalents	13.1	3.6	(0.7)	14.5
Cash and cash equivalents at beginning of period	7.8	35.4	21.6	24.5
Cash and Cash Equivalents at End of Period	$20.9	$39.0	$20.9	$39.0

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,

(Dollars in millions) (Unaudited)	2019	2018	2019	2018
Net income (loss)	$(4.4)	$8.4	$(0.2)	$6.5

Provision for income taxes	0.2	0.2	0.3	0.3
Interest expense	4.2	3.9	8.4	8.5
Earnings Before Interest and Taxes (EBIT) (1)	$—	$12.5	$8.5	$15.3
EBIT Margin (1)	—%	3.0%	1.2%	1.9%

Depreciation and amortization	17.9	18.4	35.7	36.9
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$17.9	$30.9	$44.2	$52.2
EBITDA Margin (2)	5.3%	7.5%	6.2%	6.6%

Loss on abandonment of long-lived assets	(1.6)	—	(1.6)	—
Restructuring charges	(3.6)	—	(3.6)	—
Loss from remeasurement of benefit plans	(4.4)	—	(4.4)	—
Adjusted EBIT (3)	$9.6	$12.5	$18.1	$15.3
Adjusted EBIT Margin (3)	2.9%	3.0%	2.6%	1.9%
Adjusted EBITDA (4)	$27.5	$30.9	$53.8	$52.2
Adjusted EBITDA Margin (4)	8.2%	7.5%	7.6%	6.6%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding for the three and six month periods ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding for the three and six month periods ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings per share(4) to GAAP diluted earnings per share for the three months ended June 30, 2019
Adjusted net income, adjusted diluted earnings per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Three months ended June 30, 2019
	Net income (loss)	Restructuring charges	Impairment charges and loss on asset disposals	Other income (expense), Net	Income tax (benefit) expense(2)	Diluted earnings per share (1)
As reported	$(4.4)	$3.6	$1.8	$0.2	$0.2	$(0.10)
Adjustments:(3)
Loss on abandonment of long-lived assets	1.6	—	(1.6)	—	—	0.04
Restructuring charges	3.6	(3.6)	—	—	—	0.08
Loss from remeasurement of benefit plans	4.4	—	—	4.4	—	0.10
As adjusted	$5.2	$—	$0.2	$4.6	$0.2	$0.12
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes for the three months ended June 30, 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.
(3)Adjusted net income (loss) is defined as net income (loss) excluding for the three months ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets.

(4)Adjusted diluted earnings per share is defined as diluted earnings per share excluding for the three months ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings per share(4) to GAAP diluted earnings per share for the six months ended June 30, 2019
Adjusted net income, adjusted diluted earnings per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Six months ended June 30, 2019
	Net income (loss)	Restructuring charges	Impairment charges and loss on asset disposals	Other income (expense), Net	Income tax (benefit) expense(2)	Diluted earnings per share (1)
As reported	$(0.2)	$3.6	$1.8	$2.9	$0.3	$—
Adjustments:(3)
Loss on abandonment of long-lived assets	1.6	—	(1.6)	—	—	0.04
Restructuring charges	3.6	(3.6)	—	—	—	0.08
Loss from remeasurement of benefit plans	4.4	—	—	4.4	—	0.10
As adjusted	$9.4	$—	$0.2	$7.3	$0.3	$0.22
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes for the six months ended
June 30, 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.
(3)Adjusted net income (loss) is defined as net income (loss) excluding for the six months ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets.

(4)Adjusted diluted earnings per share is defined as diluted earnings per share excluding for the six months ended June 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets.

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income:
This reconciliation is provided as additional relevant information about the company's third quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA.

	Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2019	2019
	Low	High
Net loss	$(27.0)	$(17.0)

Provision for income taxes	—	—
Interest expense	4.0	4.0
Depreciation and amortization	18.0	18.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$(5.0)	$5.0

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

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